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Exhibit 21.1

Subsidiaries of Edgen Corporation

Edgen Louisiana Corporation, a Louisiana Corporation
Edgen Alloy Products Group, L.L.C., a Louisiana Limited Liability Company
Edgen Carbon Products Group, L.L.C., a Louisiana Limited Liability Company
Murray International Metals, Inc., a Texas Corporation
Edgen Canada, Inc., an Alberta, Canada Corporation
Western Flow Products, Inc., an Alberta, Canada Corporation

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Subsidiaries of Edgen Corporation